EXHIBIT 10.5

SUMMARY OF 2006 BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

The following sets forth a summary of the base salaries for 2006 for the Chief Executive Officer of St. Mary Land & Exploration Company (the “Company”) and the four other highest compensated executive officers of the Company during 2005 by reference to total annual salary and bonus for 2005 (the “Named Executive Officers”), which base salaries for 2006 were approved by the Board of Directors of the Company on December 15, 2005.

Name and Principal Position	2006 Base Salary
Mark A. Hellerstein President and Chief Executive Officer	$402,700
Douglas W. York Executive Vice President and Chief Operating Officer	$270,000
Robert L. Nance Senior Vice President	$240,000
Jerry R. Schuyler Senior Vice President and Regional Manager	$203,000
Kevin R. Willson Senior Vice President and Regional Manager	$205,000